Ex. 99.28(h)(16)(iii)

Amendment to
Participation Agreement

This Amendment is to the Participation Agreement dated January 31, 2012, as amended (the “Agreement”), among Jackson Variable Series Trust (formerly, Curian Variable Series Trust) (“JVST”), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each, an “Investing Fund”), iShares Trust and iShares U.S. ETF Trust, business trusts organized under the laws of the State of Delaware, and iShares, Inc., iShares U.S. ETF Company, Inc. and iShares Sovereign Screened Global Bond Fund, Inc., corporations organized under the laws of the State of Maryland, each on behalf of its respective iShares series, severally and not jointly (each an “iShares Fund” and collectively the “iShares Funds”).

Whereas, the Board of Trustees of the Trust (“Board”) has approved the following Fund name changes effective September 25, 2017:

1)	JNL Tactical ETF Conservative Fund to the JNL Tactical ETF Moderate Fund; and

2)	JNL Tactical ETF Moderate Fund to the JNL Tactical ETF Moderate Growth Fund.

Whereas, the parties have agreed to amend Schedule A of the Agreement, effective September 25, 2017, to reflect the Fund name changes as outlined above.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of September 25, 2017.

Jackson Variable Series Trust, Each of the Funds listed on Schedule A, severally and not jointly, on behalf of itself or each of its series		iShares Funds

By:	/s/ Kelly L. Crosser	By:	/s/ Jack Gee
Name:	Kelly L. Crosser	Name:	Jack Gee
Title:	Assistant Secretary	Title:	Managing Director

Schedule A
Dated: September 25, 2017
List of Funds – Investing Funds

Jackson Variable Series Trust Funds (formerly, Curian Variable Series Trust)
JNL Tactical ETF Growth Fund
JNL Tactical ETF Moderate Fund (formerly, JNL Tactical ETF Conservative Fund)
JNL Tactical ETF Moderate Growth Fund (formerly, JNL Tactical ETF Moderate Fund)
A-1